Exhibit 10.4

Security Bank, sb

Supplemental Life Insurance Plan

Security Bank, sb

Supplemental Life Insurance Plan

Pursuant to due authorization by its Board of Directors, the undersigned, Security Bank, sb, a bank located in Springfield, Illinois (“the Bank”), did constitute, establish and adopt the following Supplemental Life Insurance Plan (the “Plan”), effective January 1, 2021.

The purpose of this Plan is to attract, retain and reward highly-qualified employees, by dividing the death proceeds of certain life insurance policies which are owned by the Bank on the life of the participating employee with the beneficiary designated by such participating employee. The Bank will pay the life insurance premiums from its general assets.

ARTICLE 1

DEFINITIONS

Whenever used in this Plan, the following terms shall have the meanings specified:

1.1	“Beneficiary” means each designated person, or the estate of the deceased Participant, entitled to benefits, if any, upon the death of a Participant.

1.2

“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that a Participant completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.3	“Board” means the Board of Directors of the Bank as from time to time constituted.

1.4	“Bank’s Interest” means the benefit set forth in Section 3.2.

1.5	“Consent Form” means the consent to insure form(s) required by an insurance carrier or carriers.

1.6	“Election to Participate” means the form required by the Plan Administrator of an eligible Employee to indicate acceptance of participation in this Plan.

1.7	“Insurer” means the insurance company or companies issuing the life insurance Policy on the life of the insured.

1.8	“Net Death Proceeds” means the total death proceeds of the Policy minus the cash surrender value.

1.9	“Participant’s Interest” means the benefit set forth in Section 3.1.

1.10	“Plan Administrator” means the plan administrator described in Article 10.

1.11	“Policy” means the individual insurance policy or policies adopted by the Bank for purposes of insuring a Participant’s life under this Plan.

1.12	“Termination of Employment” means the termination of a Participant’s service for any reason, voluntarily or involuntarily.

Security Bank, sb

Supplemental Life Insurance Plan

ARTICLE 2

PARTICIPATION

2.1	Selection by Plan Administrator. Participation in the Plan shall be limited to those Employees of the Bank selected by the Plan Administrator, in its sole discretion, to participate in the Plan.

2.2

Enrollment Requirements. As a condition to participation, each selected Employee shall complete, execute and return to the Plan Administrator (i) an Election to Participate, (ii) a Consent Form, and (iii) a Beneficiary Designation Form. In addition, the Plan Administrator shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3

Eligibility; Commencement of Participation. Provided an Employee selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Plan Administrator, that Employee will be covered by the Plan and will be eligible to receive benefits at the time and in the manner provided hereunder, subject to the provisions of the Plan.

2.4

Termination of Participation. The Employee’s rights under the Plan shall automatically cease and his or her participation in this Plan shall automatically terminate upon his or her Termination of Employment. If the Bank decides to maintain the Policy after the Employee’s termination of participation in the Plan, the Bank shall be the direct beneficiary of the entire death proceeds of the Policy.

ARTICLE 3

POLICY OWNERSHIP/INTERESTS

3.1

Participant’s Interest. The Participant, or the Participant’s assignee, shall have the right to designate the Beneficiary of an amount of death proceeds as indicated on an election form, which amount shall not to exceed the greater of (i) Net Death Proceeds or (ii) premiums paid by the Bank, subject to:

(a)	Forfeiture of the Participant’s rights upon Termination of Participation as set forth in Section 2.4; and

(b)	Termination of the Plan and the corresponding forfeiture of rights for all participants in accordance with Section 9.1.

3.2

Bank’s Interest. The Bank shall own the Policy and shall have the right to exercise all incidents of ownership. The Bank shall be the beneficiary of the remaining death proceeds of the Policy after the Participant’s Interest is determined according to Section 3.1.

ARTICLE 4

PREMIUMS

4.1	Premium Payment. The Bank shall pay all premiums due on all policies.

4.2

Economic Benefit. The Bank shall determine the economic benefit attributable to the Participant based on the life insurance premium factor for the Participant’s age multiplied by the aggregate death benefit payable to the Participant’s beneficiary. The “life insurance premium factor” is the minimum factor applicable under guidance published pursuant to IRS Reg. § 1.61-22(d)(3)(ii) or any subsequent authority.

4.3	Imputed Income. The Bank shall impute the economic benefit to the Participant on an annual basis, by adding the economic benefit to the Participant’s W-2, or if applicable, Form 1099.

Security Bank, sb

Supplemental Life Insurance Plan

ARTICLE 5

BENEFICIARIES

5.1

Beneficiary. The Participant shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefits payable under the Plan to a beneficiary upon the death of the Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other agreement or plan of the Bank in which the Participant participates.

5.2

Beneficiary Designation; Change. The Participant shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Bank or its designated agent. The Participant’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Participant or if the Participant names a spouse as Beneficiary and the marriage is subsequently dissolved. The Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Bank’s rules and procedures, as in effect from time to time. Upon the acceptance by the Bank of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Bank shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Bank prior to the Participant’s death.

5.3	Acknowledgement. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Bank or its designated agent.

5.4

No Beneficiary Designation. If the Participant dies without a valid designation of beneficiary, or if all designated Beneficiaries predecease the Participant, then the Participant’s surviving spouse shall be the designated Beneficiary. If the Participant has no surviving spouse, the benefits shall be made payable to the personal representative of the Participant’s estate.

5.5

Facility of Payment. If the Bank determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Bank may direct payment of such benefit to the guardian, legal representative or person having the care of custody of such minor, incompetent person or incapable person. The Bank may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

ARTICLE 6

ASSIGNMENT

The Participant may irrevocably assign without consideration all or part of the Participant’s Interest in this Plan to any person, entity or trust. In the event the Participant shall transfer all or part of the Participant’s Interest, then all or part of the Participant’s Interest in this Plan shall be vested in the Participant’s transferee, who shall be substituted as a party hereunder, and the Participant shall have no further interest in this Plan.

ARTICLE 7

INSURER

The Insurer shall be bound only by the terms of its given Policy. The Insurer shall not be bound by or deemed to have notice of the provisions of this Plan. The Insurer shall have the right to rely on the Bank’s representations with regard to any definitions, interpretations or Policy interests as specified under this Plan.

Security Bank, sb

Supplemental Life Insurance Plan

ARTICLE 8

CLAIMS AND REVIEW PROCEDURE

8.1	Claims Procedure. The Participant or Beneficiary (“claimant”) who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:

8.1.1	Initiation – Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

8.1.2

Timing of Bank Response. The Bank shall respond to such claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial period 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

8.1.3

Notice of Decision. If the Bank denies part of all the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specified reasons for the denial;

(b)	A reference to the specified provisions of the Plan on which the denial is based;

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d)	An explanation of the Plan’s review procedures and the time limits applicable to such procedures; and

(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

8.2	Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

8.2.1	Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

8.2.2

Additional Submissions – Information Access. The Claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

8.2.3

Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

8.2.4

Timing of Bank’s Response. The Bank shall respond in writing to such claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period to an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

Security Bank, sb

Supplemental Life Insurance Plan

8.2.5

Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to the understood by the claimant. The notification shall set forth:

(a)	The specific reasons of the denial;

(b)	A reference to the specific provisions of the Plan on which the denial is based;

(c)

A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

ARTICLE 9

AMENDMENTS AND TERMINATION

9.1

Amendment or Termination of Plan. Except as otherwise provided in Section 2.4, the Bank may amend or terminate this Plan at any time prior to the Participant’s death. Such an amendment or termination shall be provided by written notice to the Participant. In the event that the Bank decides to maintain the Policy after the termination of the Plan, the Bank shall be the direct beneficiary of the entire death proceeds of the Policy.

9.2

Option to Purchase Upon Termination. If the Bank exercises the right to terminate the Plan, the Bank shall not sell, surrender or transfer ownership of a Policy without first giving the Employee or the Employee’s transferee the option to purchase the Policy for a period of sixty (60) days from written notice of such intention. The purchase price shall be an amount equal to the cash surrender value of the Policy.

ARTICLE 10

ADMINISTRATION

10.1

Bank Duties. This Plan shall be administered by the Bank which shall consist of the Board, or such committee or persons as the Board may choose. The Bank shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with this Plan.

10.2

Agents. In the administration of this Plan, the Bank may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may counsel to the Bank.

10.3

Binding Effect of Decisions. The decision or action of the Bank with respect to any question arising out of or in connection with the administration, interpretation and application of this Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Plan.

10.4

Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Plan administrator or any of its members.

Security Bank, sb

Supplemental Life Insurance Plan

ARTICLE 11

MISCELLANEOUS

11.1	Binding Effect. This Plan shall bind the Participant and the Bank, their beneficiaries, survivors, executors, administrators and transferees and any Beneficiary.

11.2

No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give the Participant the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Participant. It also does not require the Participant to remain an employee nor interfere with the Participant’s right to terminate employment at any time.

11.3

Applicable Law. The Plan and all rights hereunder shall be governed by and construed according to the laws of the State of Illinois, except to the extent preempted by the laws of the United States of America.

11.4

Reorganization. The Bank shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Bank under this Plan. Upon the occurrence of such event, the term “Bank” as used in this Plan shall be deemed to refer to the successor or survivor company.

11.5

Participation in Other Plans. Nothing herein contained shall be construed to alter, abridge, or in any manner affect the rights and privileges of the Participant to participate in and be covered by any pension, profit sharing, group insurance, bonus or similar employee plans which the Bank may now or hereafter maintain.

11.6

Interpretation. Wherever the fulfillment of the intent and purpose of this Plan requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

11.7

Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Plan, the Bank or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Plan and is in the best interests of the Bank.

11.8	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

11.9

Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Plan Administrator by furnishing any and all information requested by the Plan Administrator and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Plan Administrator may deem necessary.

11.10

Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

11.11

Notice. Any notice or filing required or permitted to be given to the Bank under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the legal address of record with the Bank’s primary regulator. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

Security Bank, sb

Supplemental Life Insurance Plan

Any notice or filing required or permitted to be given to the Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

11.12

Entire Plan. This Plan, along with the Participant’s Election to Participant and Beneficiary Designation Form, constitute the entire agreement between the Bank and the Participant as to the subject matter hereof. No rights are granted to the Participant under this Plan other than those specifically set forth herein.

IN WITNESS WHEREOF, the Bank has caused this Plan to be duly executed by a duly authorized officer and its corporate seal affixed at Springfield, Illinois, on December _____, 2020.

Security Bank, sb

By
(Name and title)